Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS 2008 FIRST QUARTER RESULTS
33% Increase in Product Revenue; 13th Consecutive Quarter of Domestic Sales Growth
Affirms 2008 Financial Guidance
IRVINE, Calif. (April 24, 2008) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months ended March 31, 2008.
“We are reporting record total revenue, a 33% increase in product sales over the prior year, our 13th quarter of domestic sales growth, and increased international sales,” said Paul McCormick, President and Chief Executive Officer of Endologix. “We continue to report improvement in gross margin, mainly due to in-house manufacturing of ePTFE material, and control of our expenses. Given our increasing sales, improved margin and expense controls, we are on track to achieve our 2008 guidance, which includes a revenue increase of 44% to 59%, compared with 2007, and reaching cash-flow positive from operations later this year.”
First Quarter Financial Results
Total product revenue in the first quarter of 2008 totaled $8.3 million, a 33% increase from $6.3 million in the first quarter of 2007, and a 5% increase from $7.9 million in the fourth quarter of 2007. Domestic product revenue of $6.8 million represented a 34% increase, compared with $5.1 million in the 2007 first quarter, and 2% from $6.7 million in the 2007 fourth quarter. International product revenue increased to $1.5 million, up 30% compared with $1.1 million during the comparable quarter last year and up 25% from $1.2 million in the fourth quarter of 2007. The increase in 2008 first quarter international revenue was partially due to stocking orders to the Company’s Japanese distributor Cosmotec, Inc., following the receipt of Shonin approval for the Powerlink System in February.
Gross profit was $5.8 million in the first quarter of 2008, which represented a gross margin of 70% of revenue. This compares with $3.7 million and 59%, respectively, in the first quarter of 2007. The improvement in gross margin for the 2008 first quarter was due primarily to the utilization of ePTFE graft material produced in-house.
11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

Total operating expenses were $9.6 million in the first quarter of 2008, versus $8.4 million in the first quarter of 2007. Marketing and sales expenses increased to $5.8 million in the first quarter of 2008 from $5.2 million in the comparable quarter last year. Research, development and clinical expenses for the first three months of 2008 were $1.5 million versus $1.6 million last year, and general and administrative expenses were $2.3 million versus $1.6 million last year. Endologix reported a net loss for the first quarter of 2008 of $3.7 million, or $0.09 per share, compared with a net loss of $4.4 million, or $0.10 per share, for the first quarter of 2007. The net loss for the first quarter of 2008 included $570,000, or $0.02 per share, for stock-based compensation expense. This compares to $513,000, or $0.01 per share, for stock-based compensation expense in the first quarter of 2007.
Total cash and marketable securities at March 31, 2008 were $7.8 million, compared with total cash and marketable securities as of December 31, 2007 of $9.2 million.
2008 Financial Guidance
Endologix reaffirmed 2008 financial guidance. In 2008, the Company expects:
•	Product revenue to range from $39 million to $43 million, an increase of 44% to 59% compared with product revenue in 2007.

•	Gross margin to range from 71% to 75%, a significant increase over gross margin of 62% for 2007, reflecting the benefit of an increased utilization of ePTFE graft material produced in-house and higher volume.

•	Total operating expenses to range from $35 million to $39 million, which together with certain product costs includes estimated non-cash expenses of between $5.0 million to $5.5 million.
The Company affirmed its expectation that currently available cash combined with its revolving credit line will be sufficient to achieve sustainable positive cash flow from operations in 2008.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 43265398. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

Except for historical information contained herein, this news release contains forward-looking statements, including, without limitation, with respect to the 2008 financial performance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
[Financial tables to follow]
11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Domestic Product Revenue	$6,849	$5,117
Non — U.S. Product Revenue	1,468	1,133

Total Product Revenue:	8,317	6,250

License revenue	12	58

Total revenue	8,329	6,308
Cost of product revenue	2,531	2,579

Gross profit	$5,798	$3,729

Gross profit as a % of total revenue	70%	59%
Operating expenses:
Research, development and clinical	$1,498	$1,604
Marketing and sales	5,800	5,192
General and administrative	2,272	1,621

Total operating expenses	9,570	8,417

Loss from operations	$(3,772)	$(4,688)

Other income:
Interest income	80	248
Total other	80	248

Net loss	($3,692)	($4,440)

Basic and diluted net loss per share	($0.09)	($0.10)

Shares used in computing basic and diluted net loss per share	42,953	42,704

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,310	$8,728
Restricted cash equivalents	500	500
Accounts receivable, net	4,785	4,527
Other receivables	16	234
Inventories	7,421	8,054
Other current assets	501	581

Total current assets	20,533	22,624
Property and equipment, net	3,549	3,771
Goodwill	4,631	4,631
Intangibles, net	8,562	8,913
Other assets	104	104

Total Assets	$37,379	$40,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,677	$4,259

Current liabilities	4,677	4,259
Long-term liabilities	1,093	1,109

Total liabilities	5,770	5,368

Stockholders’ equity:
Common stock, $.001 par value; 60,000,000 shares authorized, and 43,453,000 and 43,453,000 shares issued, and 42,958,000 and 42,958,000 outstanding	43	43
Additional paid-in capital	167,432	166,912
Accumulated deficit	(135,430)	(131,738)

Treasury stock at cost, 495,000	(661)	(661)
Accumulated other comprehensive income	225	119

Total stockholders’ equity	31,609	34,675

Total Liabilities and Stockholders’ Equity	$37,379	$40,043

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11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com